SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”) made as of the date set forth on the signature page hereto between BOXLIGHT CORPORATON., (the “Company”), and the undersigned (the “Subscriber”).

W I T N E S S E T H:

WHEREAS, pursuant to a registration statement on Form S-1 (File No. 333-204811) that has been declared effective by the Securities and Exchange Commission (“SEC”) on January 30, 2017 (the “Registration Statement”), as supplemented by a Post-Effective amendment to such Registration Statement declared effective by the SEC on ________ 2017 (the “Post-Effective Amendment”), the Company is conducting an initial public offering (the “Public Offering”) of shares of Company Class A common stock, par value $0.0001 par value per share (the “Class A Common Stock”) consisting of 814,286 shares of Class A Common Stock at an initial per share offering price of $7.00 per share (the “Offering Shares”); and

WHEREAS, the Subscriber desires to purchase such number of the Offering Shares as are set forth on the omnibus signature page hereto (the “Subject Shares”), all upon on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I. TERMS OF THE OFFERING; SUBSCRIPTION PROCEDURES AND REPRESENTATIONS BY SUBSCRIBER.

A. Terms of the Offering

1.1 Subscription to Subject Shares. By his, her or its execution of this Agreement, the undersigned Subscriber does hereby offer to purchase the Subject Shares set forth on the omnibus signature page of this Agreement. Such offer is subject to the Company’s acceptance of this Agreement by its execution of this Agreement.

1.2 The Prospectus. Attached to this Subscription Agreement as Exhibit A and made a part hereof, is the final prospectus dated _______ __, 2017 included in the Post-Effective Amendment (the “Prospectus”). Each Subscriber may also access the Post-Effective Amendment and Prospectus on line at www.sec.gov, click on “search for company filings” and typing in “Boxlight Corporation” in the relevant place.

1.3 Conditions to the Offering. In order for the Company to complete the Offering, it must (a) sell for the account of the Company a minimum of 342,857 shares of Class A Common Stock (the “Minimum Offering Amount”), (b) receive gross cash proceeds of not less than $2,400,000 (the “Minimum Offering Proceeds”), and (c) satisfy the initial listing requirements to trade its Class A Common Stock on the Nasdaq Capital Market of The Nasdaq Stock Exchange (“Nasdaq”) and receive a listing approval letter from Nasdaq. If the Company obtains at least the Minimum Offering Proceeds and satisfies the Nasdaq listing requirements, the offering proceeds will be released to the Company. Pending receipt of the Minimum Offering Proceeds and satisfaction of the Nasdaq listing requirements, all funds received from subscribers to shares of the Class A Common Stock will be held in a special escrow account at SunTrust Bank, Atlanta, Georgia. In the event that the Company does not receive in cash the Minimum Offering Proceeds and satisfy the Nasdaq listing conditions by the expiration of the Offering, all escrowed funds shall be returned to the Subscriber and all other purchasers of Class A Common Stock in the Offering without interest or deduction. If the Company completes the Offering, net proceeds will be promptly delivered to it on the closing date. Affiliates of the Company may invest in this offering on the same terms and conditions as the public investors participating in the Offering, and any shares of Class A Common Stock purchased by affiliates will make up a portion of the Minimum Offering Proceeds needed to complete the Offering.

1.4 Offering Period. As set forth in the Prospectus, the Offering Shares are being offered by the Company for a period that will terminate on the first to occur of (i) when all 814,286 Offering Shares have been fully subscribed for, (ii) September __, 2017 (120 days from the date of the Prospectus), or (iii) earlier than September __, 2017, if the Company decides to terminate the offering of the Offering Shares prior to September __, 2017 (120 days from the date of the Prospectus). No further subscriptions to Offering Shares will be accepted by the Company after that offering is terminated.

1.5 Nature of the Offering. The Offering of the 814,286 shares of Class A common stock is being conducted on a best efforts basis. The Company has engaged the services of Aegis Capital Corp., a broker/dealer registered with the SEC, as the Company’s exclusive placement agent to assist it in the sale of the 814,286 Offering Shares of Class A Common Stock. In addition, members of Company management and/or controlling stockholders will also attempt to sell Offering Shares of Class A Common Stock pursuant to the prospectus, with no commission or other remuneration payable to them for any Offering Shares they may sell. Management and controlling stockholders will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities and Exchange Act of 1934, as amended.

1.6 Offering Shares sold to Vendors. As set forth in the Prospectus, up to 150,000 of the 814,286 Offering Shares may be issued and sold at $7.00 per share to certain or the vendors and other holders of accounts payable owed by the Company and its subsidiaries in payment of up to $1,050,000 of such outstanding accounts payable. As a result as little as 664,286 Offering Shares may be available to the Subscriber and other purchasers of Offering Shares for cash.

B. Method of Subscription. In order to subscribe to the Offering Shares, each prospective Subscriber should:

1. Date and Fill in the number of Subject Shares being purchased and Complete and Sign (i) the Subscriber Omnibus Signature Page of this Subscription Agreement, attached as Annex A.

2. Email the Subscriber Omnibus Signature Page of this Subscription Agreement and then mail the signed original document to:

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Phone: 360-282-6139

Attn: Sheri Lofgren, Chief Financial Officer

(678) 367-0809 ext. 442

Email: sheri@boxlightcorp.com

3. If Subscriber is paying the Purchase Price by check, a check for the exact dollar amount of the Purchase Price for the amount of Subject Shares in U.S. dollars you are offering to purchase should be made payable to the order of “Suntrust Bank, as escrow agent for Boxlight Corporation” and should be sent to:

Suntrust Bank

P.O. Box 4418

Mail Code 633

Attn.: Digre Bradley

Atlanta, GA 30302

4. If Subscriber is paying the Purchase Price by wire transfer, you should send a wire transfer for the exact U.S. dollar amount of the Purchase Price of the number of Subject Shares you are offering to purchase according to the following instructions:

Bank Name:	Suntrust Bank
Address:	Atlanta, Georgia
Account Name:	Boxlight Corporation
ABA Routing Number:	061000104
Escrow Account Number:
Swift Code:	SNTRUS3A
Reference:	[insert Subscriber’s name]
Contact:	Sheri Lofgren
Client:	Boxlight Corporation

5. Delivery of Stock Certificates. Upon execution hereof by the Subscriber and his or its delivery to the Company of the Purchase Price and the documents referred to in Section 1.2 above (the “Subscription Documents”), the Company shall as soon as practicable (but in no event later than 30 days after receipt of the Subscription Documents) deliver to the Subscribers, a stock certificate evidencing the Subject Shares, duly executed on behalf of the Company.

C. Representations and Warranties by the Subscriber

1.7 The Subscriber acknowledges that the purchase of the Subject Shares involves a high degree of risk, that an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and the Subject Shares. The Purchaser further acknowledges receipt of the Prospectus and that he, she or it has carefully reviewed the Prospectus, including the risk factors set forth therein.

1.8 The Subscriber further acknowledges that neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

.

1.9 (a) In making the decision to invest in the Subject Shares the Subscriber has relied solely upon the information provided in the Prospectus. The Subscriber disclaims reliance on any statements made or information provided by any person or entity in the course of Subscriber’s consideration of an investment in the Subject Shares other than this Subscription Agreement and the Prospectus.

(b) The Subscriber represents that (i) the Subscriber was contacted regarding the sale of the Subject Shares by the Company or by a registered broker/dealer with whom the Subscriber had a prior pre-existing relationship and (ii) it did not learn of the offering of the Subject Shares by means of any form of general solicitation or general advertising, and in connection therewith, the Subscriber did not (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

1.10 The Subscriber hereby represents that the address of the Subscriber furnished by Subscriber on the omnibus signature page hereof is the Subscriber’s principal residence if Subscriber is an individual or its principal business address if it is a corporation or other entity.

1.11 The Subscriber represents that the Subscriber has full power and authority (individual, corporate, statutory and otherwise) to execute and deliver this Subscription Agreement and to purchase the Subject Shares. This Subscription Agreement constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms. If the Subscriber is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, it is authorized and qualified to invest in the Company and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

REPRESENTATIONS BY AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Subscriber that:

1.12 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. Each of the Company’s subsidiaries (the “Subsidiaries”) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own and use its properties and assets and to conduct its business as currently conducted. Neither the Company, nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Charter Documents (as defined below). Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Subject Shares and/or this Subscription Agreement, (ii) material adverse effect on the results of operations, assets, business, condition (financial and other) or prospects of the Company and its Subsidiaries, taken as a whole, or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Subscription Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

1.13 Registration Statement and Prospectus. The Post Effective Amendment and the Prospectus contains no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

1.14 Authorization; Enforceability. The Company has all corporate right, power and authority to enter into, execute and deliver this Subscription Agreement and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Company, its directors and stockholders necessary for the (a) authorization execution, delivery and performance of this Subscription Agreement by the Company; and (b) authorization, sale, issuance and delivery of the Subject Shares contemplated hereby and the performance of the Company’s obligations under this Subscription Agreement has been taken. This Agreement has been duly executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Offering Shares, including the Subject Shares, are duly authorized and, when issued and paid for in accordance with the applicable this Subscription Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions on transfer provided for in this Subscription Agreement. The issuance and sale of the Offering Shares, including the Subject Shares contemplated hereby, will not give rise to any preemptive rights or rights of first refusal.

1.15 No Conflict; Governmental Consents.

(a) The execution and delivery by the Company of this Subscription Agreement, the issuance and sale of the Offering Shares and the Subject Shares and the consummation of the other transactions contemplated hereby or by the Prospectus do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court, the SEC or any other governmental authority to or by which the Company and its subsidiaries are bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a material adverse effect on the business, financial conditions or prospects of the Company and any of its significant subsidiaries (a “Material Adverse Effect”), (ii) conflict with or violate any provision of the Company’s Articles of Incorporation (the “Articles”), as amended or the Bylaws, (and collectively with the Articles, the “Charter Documents”) of the Company, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any significant subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any lien, security interest or other encumbrances upon any of the properties or assets of the Company or any Subsidiary.

1.16 Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

1.17 Brokers. Except as contemplated by the Prospectus and this Subscription Agreement, neither the Company nor any of the Company’s officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Subscription Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Subscription Agreement. The Company is not party to any agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of the Company.

II. COVENANTS OF THE COMPANY

2.1 Replacement of Subject Shares. If any certificate or instrument evidencing any Subject Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Subject Shares. If a replacement certificate or instrument evidencing any Subject Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

2.2 Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Subject Shares for, sale to the Subscriber at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Subscriber.

2.3 Except as otherwise provided herein, this Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Subscription Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. No waiver of any default with respect to any provision, condition or requirement of this Subscription Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

2.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.5 Upon the execution and delivery of this Subscription Agreement by the Subscriber and the Company, this Subscription Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Subject Shares as herein provided, subject, however, to any rights that the Subscriber may have to revoke his, her or its Subscription under any State Blue-Sky laws that are applicable to such Subscriber.

2.6 All questions concerning the construction, validity, enforcement and interpretation of this Subscription Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Subscription Agreement and any other this Subscription Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Subscription Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

2.7 This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

2.8 Nothing in this Subscription Agreement shall create or be deemed to create any rights in any person or entity not a party to this Subscription Agreement.

2.9 In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Subscriber and the Company will be entitled to specific performance under this Subscription Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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IN WITNESS WHEREOF, the Subscriber and the Company have caused this Subscription Agreement to be duly executed as of the date first written above.

COMPANY:

BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	President

SUBSCRIBER OMNIBUS SIGNATURE PAGE

TO

SUBSCRIPTION AGREEMENT

The undersigned, desiring to: (i) enter into the Subscription Agreement, dated as of _______________, 2017 (the “Subscription Agreement”), between the undersigned, Boxlight Corporation, a Nevada corporation (the “Company”), and the other parties thereto, in or substantially in the form furnished to the undersigned, and (ii) purchase the Subject Shares of the Company as set forth below, hereby agrees to purchase such Subject Shares from the Company and further agrees to join the Subscription Agreement as a party thereto, with all the rights and privileges appertaining thereto, and to be bound in all respects by the terms and conditions thereof. The undersigned specifically acknowledges having read the representations section in the Subscription Agreement entitled “Subscriber’s Representations and Warranties,” and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as a Subscriber.

The Subscriber hereby elects to purchase an aggregate of _______ Subject Shares at $7,00 per share for a total Purchase Price of $__________.

(to be completed by the Subscriber) under the Subscription Agreement.

SUBSCRIBER (individual)	SUBSCRIBER (entity)

Signature	Name of Entity

Print Name	Signature

Print Name:

Signature (if Joint Tenants or Tenants in Common)	Title:

Address of Principal Residence:	Address of Executive Offices:

Social Security Number(s):	IRS Tax Identification Number:

Telephone Number:	Telephone Number:

Facsimile Number:	Facsimile Number: